Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS,

INCLUDING RECORD SALES VOLUMES AND PROVED RESERVES

HOUSTON (February 9, 2012) — Noble Energy, Inc. (NYSE: NBL) reported today a fourth quarter 2011 net loss of $296 million, or $1.67 per share diluted, on revenues of $985 million. Results for the quarter included an asset impairment charge and an unrealized commodity derivatives loss. Excluding these items, fourth quarter adjusted net income(1) was $211 million, or $1.18 per share diluted. The Company reported net income of $52 million during the final quarter of 2010, or $0.29 per share diluted, on revenues of $783 million. Adjusted net income(1) for the fourth quarter of 2010 was $185 million, or $1.04 per share diluted.

Discretionary cash flow(1) for the fourth quarter 2011 was $677 million compared to $538 million for the similar quarter in 2010. Net cash provided by operating activities was $385 million, compared to $494 million, and capital expenditures(2) were $1.0 billion.

Key highlights for the fourth quarter of 2011 include:

•	Record sales volume of 233 thousand barrels of oil equivalent per day (MBoe/d) and 222 MBoe/d for the year

•	Increased DJ Basin volumes to 66 MBoe/d with horizontal production exiting the quarter at 17 MBoe/d, a 48 percent increase over the prior quarter exit rate

•	Produced 74 million cubic feet per day (MMcf/d) net in the Marcellus Joint Venture (JV)

•	Started up the Aseng oil project offshore Equatorial Guinea, and exited the year producing 19 thousand barrels of oil per day (MBbl/d) net

•	Announced a world-class discovery offshore Cyprus with a gross mean resource estimate of seven trillion cubic feet (Tcf)

•	Successfully appraised the Leviathan discovery offshore Israel resulting in an increase in the gross mean resource estimate to 17 Tcf or 6 Tcf net

•	Recorded year-end proved reserves of 1.2 billion barrels of oil equivalent (BBoe), up 11 percent from 2010

•	Further strengthened the balance sheet through an upsized $3 billion credit facility and issuance of $1 billion 10-year bonds resulting in year-end liquidity of approximately $4.5 billion

Noble Energy reported full year 2011 net income of $453 million, or $2.54 per share diluted, compared to net income of $725 million, or $4.10 per share diluted, in 2010. Adjusted net income(1) for 2011 was $947 million, or $5.31 per share diluted, up from $746 million, or $4.22 per share diluted, in 2010. Discretionary cash flow(1) was $2.5 billion for the year, up 26 percent from 2010, and net cash provided by operating activities for the year was $2.2 billion, up 12 percent from 2010. Total year capital expenditures(2) were $3.0 billion.

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “Noble Energy closed out 2011 with record production for the fourth quarter while significantly progressing our inventory of major projects. First production was reached at Aseng offshore Equatorial Guinea seven months ahead of schedule and 13 percent below budget. We are positioned to deliver production from Galapagos and South Raton in the Gulf of Mexico in the first half of 2012. We continue to mature our Eastern Mediterranean portfolio, where the development at Tamar is progressing on schedule and on budget and the recent appraisal drilling at Leviathan has increased the estimated resources of the field. The discovery at Cyprus, along with the Tanin discovery announced this week, increased gross estimated mean resources discovered in the Levant Basin to approximately 35 Tcf. Balancing our growing international portfolio are two lower-risk onshore U.S. developments. Production out of the DJ Basin continues to grow led by the horizontal program which completed 25 wells in the fourth quarter. The Marcellus JV is growing production, and we began to operate our first rig in early 2012 in the wet gas portion of the acreage. Financially, we have increased our liquidity position to support our major project developments. We are exceptionally well positioned for continued growth and delivery of value to our shareholders.”

Fourth quarter 2011 sales volumes averaged 233 MBoe/d, up eight percent from the fourth quarter 2010 excluding volumes from Ecuador, which we exited in 2011. The sales volume split for the fourth quarter 2011 was 40 percent liquids, 29 percent international natural gas, and 31 percent U.S. natural gas.

Noble Energy’s U.S. volumes totaled 127 MBoe/d for the fourth quarter 2011, up seven percent from the same quarter last year. The increase was attributed to the addition of the Marcellus JV and continued growth in the horizontal Niobrara play in the DJ Basin. Natural production declines were experienced in the deepwater Gulf of Mexico and various onshore natural gas properties.

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Sales volume from the Company’s international assets was 106 MBoe/d for the final quarter of 2011, an increase of eight percent from the fourth quarter of 2010 excluding volumes from Ecuador. The increase was due to the early startup of the Aseng oil project offshore Equatorial Guinea and higher sales from the Mari-B field which continued to produce at high levels to satisfy Israeli natural gas demand.

Crude oil and condensate prices were up significantly from the fourth quarter of 2010. Noble Energy’s global crude oil price averaged $101.12 per barrel, up 22 percent versus the fourth quarter 2010. Natural gas realizations in the U.S. averaged $3.42 per thousand cubic feet (Mcf) and in Israel averaged $5.10 per Mcf. Natural gas liquid pricing in the U.S. averaged $46.11 per barrel for the quarter, representing 48 percent of the Company’s average U.S. crude oil realization.

Total production costs per barrel of oil equivalent (Boe), including lease operating expense (LOE), production and ad valorem taxes, and transportation were $7.88 per Boe, up 13 percent from the last quarter of 2010. LOE and depreciation, depletion, and amortization (DD&A) per Boe were $5.08 and $13.20, respectively. The unit rates were impacted by the Company’s mix of sales volumes, particularly with the startup of Aseng offshore Equatorial Guinea and the increased production from the DJ Basin. Production and ad valorem taxes reflected stronger liquid commodity prices and higher volumes. Exploration expense for the fourth quarter 2011 was $85 million, which included costs associated with the Bwabe dry hole offshore Cameroon. The Company’s adjusted effective tax rate for the fourth quarter 2011 was 33 percent, with 43 percent deferred.

The Company recorded a $620 million asset impairment related to onshore U.S. dry natural gas properties, primarily in the Piceance Basin, as a result of declining natural gas prices. Other operating expenses of $41 million were mostly due to costs associated with disposition of surplus inventory and expected legal settlements. Non-operating expenses included a $22 million deferred compensation charge associated with the quarterly value change of Noble Energy stock held in a benefit program.

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PROVED RESERVES

Estimated reserves at the end of 2011 were approximately 1.2 BBoe, up 11 percent from 2010. Reserves in the U.S. accounted for 47 percent of the total, with International the remaining 53 percent. Reserves are split 31 percent global liquids, 42 percent international natural gas, and 27 percent U.S. natural gas.

Noble Energy added total proved reserves of 198 million barrels of oil equivalent (MMBoe) in 2011, including revisions. These additions replaced 244 percent of 2011 production.

U.S. net additions of 120 MMBoe resulted in 279 percent replacement of U.S. production and were driven by the acquisition of the Company’s Marcellus JV and the horizontal drilling program in the DJ Basin. These net additions included negative revisions of 45 MMBoe primarily associated with the reduction of undeveloped vertical locations in the DJ Basin as the Company continues to transition rigs to horizontal drilling and reduced activity levels in dry gas fields due to lower natural gas prices.

The international portfolio added net 78 MMBoe of reserves, or 205 percent replacement of international production, with 80 MMBoe of additions from the successful appraisal drilling results at Tamar offset slightly by revisions in non-core areas.

(1)	A Non-GAAP measure, see attached Reconciliation Schedules.

(2)	Capital expenditures for the fourth quarter and full year 2011 exclude a non-cash accrual related to construction progress to date on the Aseng FPSO and the Marcellus acquisition.

WEBCAST AND CONFERENCE CALL INFORMATION

Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-299-7208 and 719-325-2149. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Media Inquiries:

Communications and Government Relations

(281) 876-8873 media@nobleenergyinc.com

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Investor Contacts:

David Larson

(281) 872-3125 dlarson@nobleenergyinc.com

Eric Schneider, CFA

(281) 872-2640 eschneider@nobleenergyinc.com

This news release contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the Company’s overall financial performance. These non-GAAP measures help facilitate comparison of Company operating performance across periods and with peer companies.

This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “estimated resources,” “gross estimated resource,” and “gross mean resource estimate.” These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.

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Schedule 1

Noble Energy, Inc.

Reconciliation of Net Income (Loss) to Adjusted Earnings

(in millions, except per share amounts, unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2011	Per Diluted Share [6]	2010	Per Diluted Share	2011	Per Diluted Share	2010	Per Diluted Share
Net Income (Loss)	$(296)	$(1.67)	$52	$0.29	$453	$2.54	$725	$4.10
Unrealized (gains) losses on commodity derivative instruments	162	0.91	145	0.81	22	0.13	(70)	(0.39)
Asset impairments [1]	620	3.46	44	0.25	759	4.25	144	0.81
(Gain) loss on divestitures [2]	1	0.01	1	0.01	(25)	(0.14)	(113)	(0.63)
Drilling rig expense [3]	—	—	—	—	18	0.10	27	0.15
Other adjustments	—	—	2	0.01	4	0.02	4	0.02

Total Adjustments before tax	783	4.38	192	1.08	778	4.36	(8)	(0.04)

Income Tax Effect of Adjustments [4]	(276)	(1.54)	(59)	(0.33)	(284)	(1.59)	29	0.16

Adjusted Earnings [5]	$211	$1.18	$185	$1.04	$947	$5.31	$746	$4.22

Weighted average number of shares outstanding Diluted [6]	177		178		179		177

[1]	Impairments for 2011 related to our Piceance, Tri-State, East Texas, and Iron Horse developments, all onshore US assets, due to a significant decline in the natural gas prices, specifically during fourth quarter of 2011. Impairments for 2010 related to our Iron Horse development, an onshore US area, our non-core New Albany Shale assets, our investment in the Noa/Noa South development, offshore Israel and certain other Gulf of Mexico assets.
[2]	Gain on divestitures in 2011 relates to the transfer of assets and exit from Ecuador and in 2010 relates to the sale of non-core US onshore assets.
[3]	Amount for 2011 represents stand-by rig expense incurred prior to receiving permit to resume drilling activities in the deepwater Gulf of Mexico. Amount for 2010 represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to the Federal Deepwater Moratorium.
[4]	The net tax effects are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.
[5]	Adjusted earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers.
[6]	The diluted weighted average number of shares outstanding used to calculate "Adjusted Earnings Per Diluted Share" for the three months ended December 31, 2011 was 179 million shares.

Schedule 2

Noble Energy, Inc.

Summary Statement of Operations

(in millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Crude oil and condensate	$653	$482	$2,373	$1,795
Natural gas	216	187	899	834
NGLs	68	61	264	203
Income from equity method investees	48	33	195	118
Other revenues	—	20	32	72

Total revenues	985	783	3,763	3,022

Operating Expenses
Lease operating expense	109	93	397	376
Production and Ad Valorem taxes	38	29	146	125
Transportation expense	22	18	75	69
Exploration expense	85	78	279	245
Depreciation, depletion and amortization	283	221	965	883
General and administrative	87	83	341	277
(Gain) loss on divestitures	1	1	(25)	(113)
Asset impairments	620	44	759	144
Other operating expense, net	41	14	86	64

Total operating expenses	1,286	581	3,023	2,070

Operating Income (Loss)	(301)	202	740	952
Other (Income) Expense
(Gain) loss on commodity derivative instruments	137	123	(42)	(157)
Interest, net of amount capitalized	14	11	65	72
Other expense (income), net	18	(1)	2	6

Total other (income) expense	169	133	25	(79)

Income (Loss) Before Taxes	(470)	69	715	1,031
Income Tax Provision (Benefit)	(174)	17	262	306

Net Income (Loss)	$(296)	$52	$453	$725

Earnings (Loss) Per Share, Basic	$(1.67)	$0.29	$2.57	$4.15
Earnings (Loss) Per Share, Diluted	(1.67)	0.29	2.54	4.10

Weighted Average Number of Shares Outstanding, Basic	177	175	176	175
Weighted Average Number of Shares Outstanding, Diluted	177	178	179	177

Schedule 3

Noble Energy, Inc.

Volume and Price Statistics

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	39	37	38	39
Equatorial Guinea	19	13	14	11
North Sea	8	10	8	10
China	4	4	4	4

Total consolidated operations	70	64	64	64
Equity method investee	2	1	2	2

Total sales volumes	72	65	66	66

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$95.45	$80.52	$95.19	$75.03
Equatorial Guinea	105.90	86.11	107.57	78.44
North Sea	112.90	89.28	112.97	80.24
China	109.37	80.77	106.19	75.15

Consolidated average realized prices	$101.12	$83.02	$100.93	$76.46

Natural Gas Sales Volumes (MMcf/d)
United States	432	402	388	400
Equatorial Guinea	250	243	245	226
Israel	150	131	173	130
North Sea	4	4	5	6
Ecuador	—	17	—	25

Total sales volumes	836	797	811	787

Natural Gas Realized Prices ($/Mcf)
United States	$3.42	$3.57	$3.90	$4.17
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.10	3.87	4.86	4.03
North Sea	9.09	5.83	8.11	5.35

Average realized prices	$2.81	$2.61	$3.04	$3.00

Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	16	15	15	14
Equity method investee	6	7	5	5

Total sales volumes	22	22	20	19

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$46.11	$43.88	$48.35	$41.21

Barrels of Oil Equivalent Volumes (MBoe/d)
United States	127	119	117	119
Equatorial Guinea	61	53	56	49
Israel	25	22	29	22
North Sea	9	10	9	11
Ecuador	—	3	—	4
China	4	4	4	4

Total consolidated operations	226	211	215	209
Equity method investee	7	8	7	7

Total barrels of oil equivalent (Mboe/d)	233	219	222	216

Barrels of oil equivalent volumes (MMBoe)	21	20	81	79

Schedule 4

Noble Energy, Inc.

Condensed Balance Sheets

(in millions)

	December 31,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$1,455	$1,081
Accounts receivable, net	783	556
Other current assets	180	201

Total current assets	2,418	1,838
Net property, plant and equipment	12,782	10,264
Goodwill	696	696
Other noncurrent assets	548	484

Total Assets	$16,444	$13,282

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable - trade	$1,343	$927
Other current liabilities	925	495

Total current liabilities	2,268	1,422
Long-term debt	4,100	2,272
Deferred income taxes	2,059	2,110
Other noncurrent liabilities	752	630

Total Liabilities	9,179	6,434
Total Shareholders’ Equity	7,265	6,848

Total Liabilities and Shareholders’ Equity	$16,444	$13,282

Schedule 5

Noble Energy, Inc.

Discretionary Cash Flow and Reconciliation to Operating Cash Flow

(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Adjusted Earnings [1]	$211	$185	$947	$746
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	283	221	965	883
Exploration expense	85	78	279	245
(Income)/distributions from equity method investments, net	7	15	30	21
Deferred compensation (income) expense	23	11	8	15
Deferred income taxes	44	17	204	31
Stock-based compensation expense	15	14	58	54
Other	9	(3)	9	(14)

Discretionary Cash Flow [2]	$677	$538	$2,500	$1,981

Reconciliation to Operating Cash Flows
Net changes in working capital	(259)	24	(156)	158
Cash exploration costs	(37)	(77)	(175)	(187)
Current tax expense of earnings adjustments	5	4	—	12
Stand-by rig expense [3]	—	—	(18)	(27)
Other adjustments	(1)	5	19	9

Net Cash Provided by Operating Activities	$385	$494	$2,170	$1,946

Capital expenditures (accrual based)	$1,039	$596	$3,024	$2,143
Increase in FPSO lease obligation	10	78	66	266
Marcellus Shale Asset Acquisition [4]	75	—	1,308	—
DJ Basin Asset Acquisition	—	—	—	498

Total Capital Expenditures (Accrual Based)	$1,124	$674	$4,398	$2,907

Proceeds from Divestitures	$—	$12	$77	$564

[1]	See Schedule 1, Reconciliation of Net Income to Adjusted Earnings.
[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. Adjustments for capitalized interest were retrospectively removed from our discretionary cash flow calculation as of March 31, 2011. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.
[3]	Amount for 2011 represents stand-by rig expense incurred prior to receiving permit to resume drilling activities in the deepwater Gulf of Mexico. Amount for 2010 represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to the Federal Deepwater Moratorium.
[4]	Year ended December 31, 2011, includes $69 million representing our initial investment in CONE Gathering LLC.

Schedule 6

Noble Energy, Inc.

Effect of Commodity Derivative Instruments

(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reclassification from Accumulated Other
Comprehensive Loss (AOCL) to Revenue [1]
Crude Oil	$—	$5	$—	$19
Natural Gas	—	—	—	1

Total Revenue Decrease	$—	$5	$—	$20

(Gain) Loss on Commodity Derivative Instruments
Crude oil
Realized	$8	$19	$44	$23
Unrealized	173	94	5	35

Total crude oil	$181	$113	$49	$58

Natural gas
Realized	$(33)	$(41)	$(108)	$(110)
Unrealized	(11)	51	17	(105)

Total natural gas	(44)	10	(91)	(215)

Total (Gain) Loss on Commodity Derivative Instruments	$137	$123	$(42)	$(157)

Summary of Cash Settlements
Realized (gain) on commodity derivative instruments	$(25)	$(22)	$(64)	$(87)
Amounts reclassified from AOCL	—	5	—	20

Cash settlements (received) paid	$(25)	$(17)	$(64)	$(67)

[1]	The amounts reclassified from AOCL represented deferred unrealized hedge gains and losses. All hedge gains or losses had been reclassified to revenues by December 31, 2010.

Schedule 7

Noble Energy, Inc.

Supplemental Data

(in millions)

(Unaudited)

2011 Costs Incurred in Oil and Gas Activities	United States	Int’l [1]	Total
Property acquisition costs
Proved	$392	$—	$392
Unproved	942	40	982

Total acquisition costs	1,334	40	1,374
Exploration costs	241	352	593
Development costs [2]	1,511	955	2,466

Subtotal costs incurred	3,086	1,347	4,433
Increase in FPSO Lease Obligation	—	66	66

Total costs incurred	$3,086	$1,413	$4,499

Reconciliation to Capital Spending (accrual basis)
Total costs incurred			$4,499
Exploration overhead			(95)
Lease rentals			(4)
Asset retirement obligations			(128)

Total oil and gas spending			4,272
CONE LLC Investment			69
Other capital			57

Total capital spending (accrual basis)			$4,398

Proved Reserves [4]	United States	Int’l [3]	Total
Total Barrel Oil Equivalents (MMBoe)
Beginning reserves - December 31, 2010	496	596	1,092
Revisions of previous estimates	(45)	(5)	(50)
Extensions, discoveries and other additions	97	83	180
Purchase of minerals in place	68	—	68
Sale of minerals in place	—	—	—
Production	(43)	(38)	(81)

Ending reserves - December 31, 2011	573	636	1,209

Proved Developed Reserves (MMBoe)
December 31, 2010	312	190	502
December 31, 2011	333	171	504

[1]	International includes Equatorial Guinea, Israel, Cameroon, Cyprus, Senegal, Guinea-Bissau, North Sea, China, France and Nicaragua.
[2]	Includes ARO costs of $115 million for United States and $13 million for Int'l.
[3]	International includes Equatorial Guinea, Israel, North Sea and China.
[4]	Netherland, Sewell & Associates, Inc. performed an audit of approximately 90% of Noble Energy’s year-end 2011 total proved reserves and concluded the Company’s estimates of proved reserves, in the aggregate, are reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles.